Exhibits 99.1

PERRY ELLIS INTERNATIONAL, INC. REPORTS A RECORD 50.3%

INCREASE IN SECOND QUARTER REVENUE

-Second Quarter results exceed analyst consensus-

-Company reaffirms annual earnings per share guidance-

Miami – August 23, 2005 – Perry Ellis International, Inc. (NASDAQ: PERY) today reported record total revenues for the second quarter ended July 31, 2005 of $190 million compared to $126 million during the second quarter ended July 31, 2004. This represents an increase of $63.6 million, or 50.3%, compared to the second quarter of fiscal 2005. For the six months ended July 31, 2005, total revenue was $416 million compared to $324 million in the prior year, an increase of $92 million, or 28.4%, over the prior year period.

The Company’s second quarter revenue increase was driven by strong organic sales growth of 12% in the Company’s men’s wholesale operations, as well as an increase of approximately $50 million due to the acquisition of the Tropical Sportswear International (TSI) business completed during the first quarter.

Due to seasonality, second quarter operations typically result in losses. The Company reported improved results in the second quarter of this year, reporting a net loss of $2.4 million, or $0.25 per share, compared to a net loss of $2.6 million, or $0.29 per share for the comparable quarter of last year. For the first half ended July 31, 2005, Perry Ellis’ net income was $6.5 million compared to $5.6 million in the prior year, a 16% increase over the same period last year. Earnings per diluted share for the six months ended July 31, 2005 were $0.65 compared to $0.59 per share during the first six months of last year, an improvement of 10%.

“Our improved second quarter results reflect the continued success of our brands and product offerings.” said George Feldenkreis, chairman and chief executive officer. “The TSI integration is progressing extremely well,” he continued. “We are receiving a positive retail reaction to our offerings and have retained all major TSI programs. We have consolidated our sales forces, achieved significant overhead reduction, and will complete the transition of all sourcing to a full package model during our third quarter. “

Mr. Feldenkreis added, “We are pleased that second quarter results showed improved operating margins, despite slightly lower margins in our menswear division as a result of increased end of spring season markdown settlements and higher interest costs. Although our first half results are slightly ahead of expectations, we continue to plan the balance of the year conservatively at $2.25—$2.35 per share.”

Oscar Feldenkreis, vice-chairman, president, and COO of Perry Ellis International, commented on the Company’s multi-brand, multi-channel, multi-product category strategy. “Our brand portfolio continues to show strength across all distribution channels and with the success of the TSI acquisition we have solidified our position as a leading pants supplier. During the second quarter we showed strong sales growth in multiple categories, including Perry Ellis, Original Penguin and Cubavera, at luxury and department stores, Axist and PGA Tour in the mid-tier channel, and private label increases in the mass channel. Our bottoms business also showed strength across all channels, reflecting our increasing importance as a bottoms provider.”

He concluded: “We continue to be excited by the long-term growth potential for multiple brands and categories including the potential for our international operations. In the spring of 2006 we will begin international distribution of Original Penguin® into the European market.”

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances, including dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear to all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of highly recognized brands including Perry Ellis®, Jantzen®, Cubavera®, Munsingwear®, Savane®, Original Penguin®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Axis®, and Tricots St. Raphael®. The company also licenses trademarks from third parties including Nike® for swimwear, and PING® and PGA TOUR® for golf apparel. Additional information on the company is available at http://www.pery.com.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of Perry Ellis could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, a significant decrease in business from or loss of any of Perry Ellis’ major customers, anticipated and unanticipated trends and conditions in the apparel industry, including future retail and wholesale consolidation, the effectiveness of Perry Ellis’ planned advertising, marketing and promotional campaigns, the seasonality and performance of Perry Ellis’ swimwear business, the ability of Perry Ellis to contain costs, disruption in the supply chain, Perry Ellis’ future capital needs and ability to obtain financing, ability to integrate businesses, trademarks, trade names and licenses, including the recently completed Tropical acquisition, the ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, changes in the costs of raw materials, labor and advertising, the ability to carry out growth strategies, the level of consumer spending for apparel and other merchandise, the ability to compete, termination or non-renewal of any material license agreements to which Perry Ellis is a party, exposure to foreign currency and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict and other factors, including those set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. Any forward-looking statements speak only as of the day hereof and Perry Ellis disclaims any intent or obligation to update the same.

CONTACT:

Rosemary Trudeau, 305-873-1294

Rosemary.trudeau@pery.com

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended July 31,		Six Months Ended July 31,
	2005	2004	2005	2004
Revenues
Net sales	$184,298	$121,049	$404,692	$313,153
Royalty income	5,686	5,317	10,892	10,632

Total revenues	189,984	126,366	415,584	323,785
Cost of sales	136,146	88,499	288,819	223,115

Gross profit	53,838	37,867	126,765	100,670
Operating expenses
Selling, general and administrative expenses	50,017	36,528	101,106	81,401
Depreciation and amortization	2,223	1,534	4,463	3,039

Total operating expenses	52,240	38,062	105,569	84,440

Operating income (loss)	1,598	(195)	21,196	16,230
Interest expense	5,411	3,756	10,781	7,201

Income (loss) before minority interest and income taxes	(3,813)	(3,951)	10,415	9,029
Minority interest	125	95	368	154
Income tax provision (benefit)	(1,534)	(1,403)	3,560	3,313

Net income (loss)	$(2,404)	$(2,643)	$6,487	$5,562

Net income (loss) per share
Basic	$(0.25)	$(0.29)	$0.68	$0.63

Diluted	$(0.25)	$(0.29)	$0.65	$0.59

Weighted average number of shares outstanding
Basic	9,512	9,126	9,489	8,787
Diluted	9,512	9,126	10,013	9,466

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	July 31, 2005	January 31, 2005
Assets
Current assets:
Cash and cash equivalents	$9,819	$5,398
Accounts receivable, net	122,006	134,918
Inventories, net	166,278	115,321
Deferred income taxes	11,577	12,564
Prepaid income taxes	1,300	2,354
Other current assets	8,642	7,748

Total current assets	319,622	278,303

Property and equipment, net	60,333	48,978
Intangible assets, net	171,612	160,885
Deferred income taxes	8,068	10,216
Other assets	13,206	16,578

Total assets	$572,841	$514,960

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$45,498	$47,492
Accrued expenses and other liabilities	20,836	17,032
Accrued interest	6,314	4,800
Current portion of real estate mortgage	145	140
Unearned revenues	1,029	1,036

Total current liabilities	73,822	70,500

Long term liabilities:
Senior subordinated notes payable	148,831	151,518
Senior secured notes payable	57,685	58,828
Senior credit facility	61,589	10,771
Real estate mortgage	11,320	11,393
Lease payable long term	613	381
Deferred pension obligation	15,572	15,617

Total long term liabilities	295,610	248,508

Total liabilities	369,432	319,008

Minority interest	1,752	1,384

Stockholders’ equity

Preferred stock	—	—
Common stock	96	95
Additional paid in capital	88,980	87,544
Retained earnings	112,784	106,297
Accumulated other comprehensive income (loss)	(203)	632

Total stockholders’ equity	201,657	194,568

Total liabilities and stockholders’ equity	$572,841	$514,960